Prudential Investment Portfolios 11
Annual period ending 11/30/10
File Number 811-03264

Sub-Item 77D
Policies With Respect to Security Investment


U.S. Government Money Market Portfolio, a series of Target Portfolio Trust Prudential Investment Portfolios 11?Prudential Government Securities
 Money Market Fund
Prudential Investment Portfolios 2?Prudential Core Taxable Money Market Fund
and
Prudential MoneyMart Assets, Inc.
___________________________________________________________
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Supplement dated June 2, 2010 to the Prospectus and Statement of Additional Information

This supplement amends the Prospectus and Statement of Additional
 Information of each of the Funds referenced above (the Funds) and is in addition to any existing supplement to a Fund?s
 Prospectus and Statement of Additional Information. This supplement should be read in conjunction with each Fund?s current Prospectus and Statement of Additional Information.

The Securities and Exchange Commission (SEC) recently amended
Rule 2a-7 (Rule 2a-7) of the Investment Company Act of 1940
(1940 Act), which regulates money market funds , including the Funds .
 The changes discussed in this supplement relate to such amendments to Rule 2a-7.


1.
Each Fund?s current description of Rule 2a-7 that is in the section of the Prospectus entitled ? How the Fund Invests-
Investment Objective (s) and Policies? is deleted and replaced with the following:


We manage the Fund in compliance with regulations applicable to money market mutual funds, specifically, Rule 2a-7 under the 1940 Act. The Fund will not acquire any security with a remaining maturity exceeding 397 calendar days (as defined by Rule 2a-7). Beginning May 28, 2010, the Fund is required to comply with new liquidity requirements under Rule 2a-7. Specifically, the Fund must hold at least 10% of its total assets in ?daily liquid assets? and at least 30% of its total assets in ?weekly liquid assets?. Daily liquid assets include cash (including demand deposits), direct obligations of the U.S. Government and securities (including repurchase agreements) that will mature or are subject to a demand feature that is exercisable and payable within one business day. Weekly liquid assets include cash (including demand deposits), direct obligations of the U.S. Government, agency discount notes with remaining maturities of 60 days or less, and securities (including repurchase agreements) that will mature or are subject to a demand feature that is exercisable and payable within five business days.

Until June 30, 2010, the Fund will maintain a dollar-weighted average portfolio maturity of 90 days or less. Not later than June 30, 2010, the Fund will (i) maintain a dollar-weighted average portfolio of 60 days or less and (ii) a dollar-weighted average life of (portfolio maturity measured without reference to any maturity shortening provisions of 120 days or less.

In addition, we will comply with the diversification, quality and other requirements of Rule 2a-7. This means, generally, that the money market instruments we purchase must be (i) rated in one of the two highest short-term rating categories by at least two nationally recognized statistical ratings organization (NRSROs) or by one NRSRO if only one NRSRO rates those money market instruments, such as Moody's Investors Services, Inc.
 (rated at least MIG-2 or Prime-2) or Standard & Poor's
 Rating Services (rated at least SP-2 or A-2), (ii) rated in one of the three highest long-term rating categories by at least two NRSROs or by only one NRSRO if only one NRSRO rates those money market instruments, or (iii) if unrated, of comparable quality as determined by the Fund's investment adviser. Beginning no later than December 31, 2010, the NRSROs noted above will be the NRSROs designated by the Fund?s Board as reliable for performance of their function and disclosed in the Fund?s Statement of Additional Information. All securities that we purchase will be denominated in U.S. dollars. In addition, we may choose to invest in certain government supported asset-backed notes in reliance on no-action relief issued by the staff of the SEC that such securities may be considered as government securities for purposes of compliance with the diversification requirements under Rule 2a-7.



2.
Each Fund?s risk disclosure relating to the amortized cost method is deleted and replaced with the following:


Amortized Cost Method. There is also a risk that the market price for a security could be lower than the value attributed to the security through the amortized cost valuation procedures we follow. Such an event could affect our ability to maintain a net asset value of $1 per share. In the event that the Fund?s Board were to determine that the extent of the deviation between the Fund?s per share net asset value determined using amortized cost and its market-based net asset value per share may result in a material dilution or other unfair results to shareholders or potential investors, the Board will cause the Fund to take such action as it deems appropriate to eliminate or reduce to the extent practicable such dilution or unfair results, including the potential suspension of redemption of Fund shares and liquidation of the Fund, as permitted under Rule 22e-3 under the 1940 Act.



3
Beginning May 28, 2010, each Fund may hold no more than 5% of its net assets in illiquid securities.




4.
The following is added as a third paragraph under each Fund?s
 Statement of Additional Information under the section entitled
 ?Disclosure of Portfolio Holdings?:


Money Market Funds. Beginning no later than October 7, 2010, a
 Money Market Fund will post on its website a list of its portfolio holdings and certain other information on a monthly basis within five business days from month-end. Beginning no later than December 7, 2010, a Money Market Fund will make a monthly filing with the SEC on Form N-MFP within five business days from month-end.
 This filing will contain complete portfolio holdings, all the information required in the monthly website postings and certain additional information about individual securities and the portfolio as a whole. The information in Form N-MFP will be made publicly available by the SEC 60 days after the end of the month to which the information pertains.

LR338